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                                                      EXHIBIT 4.1

                     AMENDMENT NO. 2 TO THE
                CIRCLE INTERNATIONAL GROUP, INC.
               1994 OMNIBUS EQUITY INCENTIVE PLAN


          THE CIRCLE INTERNATIONAL GROUP, INC. (formerly, The Harper Group, Inc.) (the "Company"), having established The Harper Group, Inc. 1994 Omnibus Equity Incentive Plan (the "Plan"), hereby amends the Plan, effective as of March 5, 1998, as follows:

          1.   Each reference in the Plan to "The Harper Group,

Inc." is deleted and replaced with the reference "The Circle

International Group, Inc.".

          2. Section 1.1 is hereby amended in its entirety to read as follows:

               1.1  Establishment of the Plan.  The Circle
          International Group, Inc. (formerly, The Harper Group, Inc.), a Delaware corporation (the "Company"), established an incentive compensation plan known as "The Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan" (formerly, "The Harper Group, Inc. 1994 Omnibus Equity Incentive Plan") (the "Plan") effective as of February 28, 1994. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares.

          3. Section 2.7 is hereby amended in its entirety to read as follows:

               2.7  "Company" means The Circle International
          Group, Inc. (formerly, The Harper Group, Inc.), a
          Delaware corporation.

          4. The first paragraph of Section 4.1 is hereby amended in its entirety to read as follows:

               Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan may not exceed 2,500,000. These 2,500,000
          Shares may be either authorized but unissued or reacquired Shares.

          5. Section 8.5 is hereby amended in its entirety to read as follows:

               8.5  Certificate Legend.  In addition to any
          legends placed on certificates pursuant to Section 8.4, each certificate representing Shares of Restricted
          Stock shall bear the following legend:

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               "The sale or other transfer of the shares of stock
          represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in The Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Chief Financial Officer of The Circle International Group, Inc."

          IN WITNESS WHEREOF, the Company, by its duly authorized

officer, has executed this Amendment No. 2 on the date indicated

below.



                          THE CIRCLE INTERNATIONAL GROUP, INC.



Date: May 22, 1998        /s/ Peter Gibert
                              ----------------------------
                              Peter Gibert
                              Title: President, Chairman of
                                     the Board, and Chief
                                     Executive Officer